SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment (the “Amendment”) to the distribution agreement (the “DA”) dated as of January 4, 2022, by and between The RBB Fund, Inc. and Quasar Distributors, LLC (together, the “Parties”) is effective as of April 18, 2024.

WHEREAS, the Parties desire to amend Exhibit A to the DA.

WHEREAS, pursuant to Section 18 of the DA, no provisions may be amended or modified in any manner except by a written agreement signed by both Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	Exhibit A to the DA is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

2.	Except as expressly amended hereby, all of the provisions of the DA shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

3.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

QUASAR DISTRIBUTORS, LLC		THE RBB FUND, INC.

By:	/s/ Teresa Cowan	By:	/s/ James G. Shaw
	Teresa Cowan, President		James G. Shaw, CFO/COO and Secretary
Date:	1.8.25	Date:	4/18/2024

DISTRIBUTION AGREEMENT

EXHIBIT A

Fund Names

Optima Strategic Credit Fund

F/m Investments Large Cap Focused Fund

Oakhurst Fixed Income Fund

Oakhurst Short Duration Bond Fund

Oakhurst Short Duration High Yield Credit Fund

WPG Partners Select Hedged Fund